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                           ARTICLES OF INCORPORATION
                           -------------------------
                                       OF
                                       --
                          STATIA TERMINALS GROUP N.V.
                          ---------------------------

                            NAME, SEAT AND DURATION
                                   ARTICLE 1

1.       Name. The name of the company (the "Company") is: Statia Terminals
         Group N.V.

2. Statutory Seat, Branches and Branch Offices. The Company has its statutory seat at Curacao, Netherlands Antilles. The Company may have one or more branches and/or branch offices outside of Curacao, Netherlands Antilles.

3. Transfer of Statutory Seat Under Applicable Ordinance. The Company may transfer its statutory seat to another country and assume the status of a legal entity formed under the laws of that country in accordance with the Netherlands Antilles Ordinance on Transfer of Seat to Third Countries, pursuant to a resolution to that effect adopted by the Board of Directors (as defined in paragraph 1 of article 9 hereof), but only if it deems such transfer of seat in the best interests of the Company, in conformity with these Articles of Incorporation, with unanimous vote in favor of the motion. In connection with such transfer, the Board of Directors shall seek, as soon as possible thereafter, the approval of (i) the meeting of holders of Series A Stock, Series B Stock and Series C Stock (each as defined herein) pursuant to a vote in separate meetings (as referred to in article 18 hereof), and (ii) the General Meeting (as defined in paragraph 1 of article 12 hereof) thereto.

4. Duration. The Company has been constituted for an indefinite period of time.


                                    OBJECTS
                                   ARTICLE 2




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1.       Objects. The objects of the Company are to incorporate, to participate in, hold, manage, operate and finance, on an incidental basis only, entities, legal or otherwise, belonging to the group to which the company belongs or with respect to which it, directly or indirectly, holds shares.

2. Related Activities. The Company is entitled to do all that may be useful or necessary for the attainment of its objects or that is connected therewith in the widest sense, including (a) to participate in any other venture or company, and (b) to enter into any agreement, contract or other arrangement in connection with its objects.

                              CAPITAL AND SHARES
                                   ARTICLE 3

1. Authorized Capital (Amount). The authorized capital of the Company amounts to Thirty Seven Thousand United States Dollars (US $37,000.00).

2. Authorized Capital (Shares). The authorized capital consists of three hundred seventy thousand (370,000) shares of stock, each with a par value of Ten United States Cents (US $0.10), and is divided into one hundred thousand five hundred (100,500) shares of common stock (the "Common Stock") and two hundred sixty nine thousand five hundred (269,500) shares of preferred stock (the "Preferred Stock"). The Preferred Stock is divided into twenty thousand (20,000) shares of 8% Series A Cumulative Preferred Stock (the "Series A Stock"), ten thousand (10,000) shares of 8% Series B Cumulative Preferred Stock (the "Series B Stock"), ten thousand (10,000) shares of 8% Series C Stock (the "Series C Stock"), twenty thousand (20,000) shares of 2% Series D Preferred Stock (the "Series D Stock") and two hundred and nine thousand five hundred (209,500) shares of 2% Series E Preferred Stock (the "Series E Stock"). The Series A Stock shall be numbered A1 through A20,000, the Series B Stock shall be numbered B1 through B10,000, the Series C Stock shall be numbered C1 through C10,000, the Series D Stock shall be numbered D1 through D20,000, and the Series E Stock shall be numbered E1 through E209,500. The Series A Stock, the Series B Stock, the Series C Stock and the Series D Stock shall be non-voting, unless and insofar as provided otherwise in these Articles of Incorporation. The Common Stock and the Series E Stock shall have full voting rights. At the time




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         of this amendment, all currently issued and outstanding shares in the capital of the Company, each with a par value of one United States Dollar (US$ 1.00), will be reclassified as follows: Six thousand (6,000) shares into sixty thousand (60,000) shares of Common Stock, each with a par value of Ten United States Dollar Cents (US$ 0.10), numbered 1 through 60,000, all of which are outstanding. At the time of this amendment, twenty thousand (20,000) shares of Series A Stock, numbered A1 through A20,000, ten thousand (10,000) shares of Series B Stock, numbered B1 through B10,000, ten thousand (10,000) shares of Series C Stock, numbered C1 through C10,000, twenty thousand (20,000) shares of Series D Stock, numbered D1 through D20,000 and forty one thousand (41,000) shares of Series E Stock numbered E1 through E41,000, as well as twenty-two thousand (22,000) shares of Common Stock, numbered 60,001 through 82,000, are issued and outstanding.

3. Definitions of "Shares", "Shareholders", "Senior Preferred Stock", "Senior Holders" and "Series". In these Articles of Incorporation, unless specifically stated otherwise herein, the term "shares" means, as applicable, shares of Common Stock and/or shares of one or more series of Preferred Stock, and the term "shareholders" means holders of shares of Common Stock and holders of shares of Preferred Stock. The Series A Stock, the Series B Stock and the Series C Stock shall together or separately, as applicable, be referred to as the "Senior Preferred Stock", and the holders of Senior Preferred Stock shall mean the holders of Series A Stock, the holders of Series B Stock and/or, as applicable, the holders of Series C Stock, jointly, also referred to as the "Senior Holders" or each, a "Senior Holder", unless specifically stated otherwise herein. The Series A Stock, the Series B Stock and the Series C Stock shall each be referred to as a "Series" of Senior Preferred Stock.

4. Relative Priorities of Shares. The Series A Stock, the Series B Stock and the Series C Stock shall be identical and pari passu in all respects to one another and shall be senior in all respects to the Series D Stock, the Series E Stock and the Common Stock, except as specifically provided otherwise in these Articles of Incorporation. The Series D Stock shall be senior in all respects to the Series E Stock and the Common Stock, except as specifically provided otherwise in these Articles of Incorporation. The Series E Stock shall be senior in all respects to the Common Stock in all respects, except as specifically provided otherwise in these Articles of Incorporation.

5. Repurchase, Redemption of Shares; Definitions of "Repurchase" and "Redemption". Subject to the provisions of article 5 hereof, the Company is entitled to repurchase, acquire and redeem fully paid up shares in its own capital for valuable consideration, provided that at all times at least twenty percent (20%) of the authorized capital of the Company in the form of shares with full voting power remains outstanding with persons other than the Company itself. The Company is entitled to cancel repurchased and acquired shares in its own capital. Notwithstanding the foregoing, shares of Series D Stock, Series E Stock and Common Stock shall not be acquired, repurchased, redeemed or canceled by the Company, directly or indirectly, so long as any shares of Senior




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         Preferred Stock are issued and outstanding, unless the holders of each such Series of Senior Preferred Stock have approved the same in a Series meeting or by written consent in the manner as described in paragraph 5 of article 18 hereof. Once acquired, repurchased, redeemed, or canceled, shares of Series D Stock or Series E Stock shall not be resold or reissued by the Company and shall be (or shall remain, if applicable) canceled. For the purpose of these Articles of Incorporation, the expressions "redeem" or "redemption" when used with respect to the redeeming or redemption of shares of Senior Preferred Stock shall mean to refer to the repurchase by and the sale of such stock by the Senior Holders thereof to the Company in accordance with the provisions of article 5 hereof.

6. Treatment of Treasury Shares. The Company may not derive any rights from its treasury shares. For the purpose of determining the issued and outstanding capital, such shares shall not be included as part of such capital.

7. Cancellation of Shares. The Board of Directors may, without instruction or authorization of the General Meeting, cancel shares which are in the possession of the Company, subject to paragraph 5 of this article 3.

                  ISSUANCE OF SHARES; LIQUIDATION PREFERENCE
                              OF PREFERRED STOCK
                                   ARTICLE 4

1.       Registered Form. The shares shall be issued in registered form only.

2. Consideration; Fractional Shares. Shares shall be issued at or above par. Fractional shares may be issued. Payments on shares may be made in cash and/or in kind.

3. Terms and Conditions of Issuance. Subject to the terms of these Articles of Incorporation, shares may be issued at such times, on such terms and conditions and for such consideration as may be determined from time to time by the Board of Directors.

4. Liquidation Preference of Preferred Stock; Definition of "Initial Issuance Date". In the event of a Liquidation Event (as described in paragraph 6 of article 17 hereof), the holder of each share of Preferred Stock shall be entitled to a specific amount with respect to such share (the "Liquidation Preference" of such share). On the date of the initial issuance of shares of the Senior Preferred Stock (the "Initial Issuance Date"), the Liquidation Preference of each share of Preferred Stock shall be One Thousand United States Dollars (US$1,000.00).




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5.       Company may not Subscribe for Shares. When issuing shares, the
         Company shall not be entitled to subscribe for its own shares.

         REDEMPTION AND REPURCHASE OF SHARES OF SENIOR PREFERRED STOCK;
             SERIES B EXCHANGE OPTION AND SERIES D EXCHANGE OPTION
                                   ARTICLE 5

1.       Senior Preferred Mandatory Redemption.

1.1. General. On the Series A Mandatory Redemption Date (as defined below), the Company shall, insofar as legally funds are available therefor, redeem all the shares of Series A Stock (the "Series A Mandatory Redemption"). On each Series B Stock Mandatory Redemption Date (as defined below), the Company shall, insofar as legally funds are available therefor, redeem all (or, in certain circumstances provided for in these Articles of Incorporation, a portion of) the shares of Series B Stock (the "Series B Mandatory Redemption"). On each Series C Stock Mandatory Redemption Date (as defined below), the Company shall, insofar as legally funds are available therefor, redeem all (or, in certain circumstances provided for in these Articles of Incorporation, a portion of) the shares of Series C Stock (the "Series C Mandatory Redemption"). The Series A Mandatory Redemption, the Series B Mandatory Redemption and the Series C Mandatory Redemption may sometimes collectively be referred to as the "Senior Preferred Mandatory Redemption".

1.2. Senior Preferred Mandatory Redemption Prices. The redemption price per share of Series A Stock (the "Series A Mandatory Redemption Price") in a Series A Mandatory Redemption shall equal (i) the Liquidation Preference therefor plus (ii) the aggregate per share Unpaid Dividend Amount (as defined in paragraph 2.9 of article 16 hereof) in the Unpaid Dividend Account (as defined in paragraph 2.2 of article 16 hereof) therefor plus (iii) an amount equal to any accrued but unpaid dividends per share of Series A Stock to the Series A Mandatory Redemption Date to the extent that such accrued and unpaid dividends have not already been recorded in the Unpaid Dividend Account therefor. The redemption price per share of Series B Stock (the "Series B Mandatory Redemption Price") in a Series B Redemption shall equal (i) the Liquidation Preference therefor plus
         (ii) the aggregate per share Unpaid Dividend Amount in the Unpaid Dividend Account therefor plus (iii) an amount equal to any accrued but unpaid dividends per share of Series B Stock to the Series B Mandatory Redemption Date to the extent that such accrued and unpaid dividends have not already been recorded in the Unpaid Dividend Account therefor. The redemption price per share of Series C Stock (the "Series C Mandatory




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         Redemption Price") in a Series C Mandatory Redemption shall equal (i)
         the Liquidation Preference therefor plus (ii) the aggregate per share Unpaid Dividend Amount in the Unpaid Dividend Account therefor plus
         (iii) an amount equal to any accrued but unpaid dividends per share of Series C Stock to the Series C Mandatory Redemption Date to the extent that such accrued and unpaid dividends have not already been recorded in the Unpaid Dividend Account therefor. The Series A Mandatory Redemption Price, the Series B Mandatory Redemption Price and the Series C Mandatory Redemption Price may sometimes collectively or individually be referred to as the "Senior Preferred Mandatory Redemption Price".

1.3.     Senior Preferred Mandatory Redemption Dates.

1.3.1. Series A Mandatory Redemption Date. The "Series A Mandatory Redemption Date" shall mean the earliest of (i) the first anniversary of the stated maturity date of those certain 11 3/4% First Mortgage Notes due 2003 issued by Statia Terminals International N.V., a Netherlands Antilles company and a wholly owned subsidiary of the Company, and Statia Terminals Canada Incorporated, a Nova Scotia company and an Affiliate (as defined below) of the Company (the "Senior Notes"), (ii) the first anniversary of the first date on which not more than Ten Million United States Dollars (US $10,000,000.00) aggregate principal amount of the Senior Notes is outstanding, other than any Senior Notes held or beneficially owned by the Company or any Affiliate thereof, and (iii) the date five (5) days following receipt by the Company of a notice from or on behalf of the holders of a majority of the shares of Series A Stock then outstanding and requesting such redemption, such date to be the Series A Mandatory Redemption Date with respect to all the shares of Series A Stock.

1.3.2. Series B Mandatory Redemption Date. The "Series B Mandatory Redemption Date" shall mean the earliest of (i) the second anniversary date of the Initial Issuance Date, (ii) the first anniversary of the first date on which not more than Ten Million United States Dollars (US $10,000,000.00) aggregate principal amount of the Senior Notes is outstanding, other than any Senior Notes held or beneficially owned by the Company or any Affiliate thereof, (iii) the date five (5) days following the giving by the Company to the holders of the Series B Stock of a notice stating that it is a "Series B Special Mandatory Redemption Notice", such date to be the Series B Mandatory Redemption Date with respect to the shares relating thereto, and (iv) the date five (5) days following receipt by the Company of a notice from or on behalf of the holders of a majority of the shares of Series B Stock then outstanding and requesting such redemption, such date to be the Series B Mandatory Redemption Date with respect to all the shares of Series B Stock.




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1.3.3.   Series C Mandatory Redemption Date. The Series C Mandatory Redemption
         Date shall mean the earliest of (i) the first anniversary of the stated maturity date of the Senior Notes, (ii) the first anniversary of the first date on which not more than Ten Million United States Dollars (US $10,000,000.00) aggregate principal amount of the Senior Notes is outstanding, other than any Senior Notes held or beneficially owned by the Company or any Affiliate thereof, (iii) the date five (5) days following the giving by the Company to the holders of the Series C Stock of a notice stating that it is a "Series C Special Mandatory Redemption Notice", such date to be the Series C Mandatory Redemption Date with respect to the shares relating thereto and (iv) the date five (5) days following receipt by the Company of a notice from or on behalf of the holders of at least a majority of the shares of Series C Stock then outstanding and requesting such redemption, such date to be the Series C Mandatory Redemption Date with respect to all the shares of Series C Stock.

1.4. Definitions of "Senior Preferred Mandatory Redemption Date", "Affiliate" and "Person". The Series A Mandatory Redemption Date, the Series B Mandatory Redemption Date and the Series C Mandatory Redemption Date may sometimes be collectively referred to as the "Senior Preferred Mandatory Redemption Date". An "Affiliate" shall mean any Person (as defined below) directly or indirectly controlling, or controlled by, or under direct or indirect common control with such specified Person; "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. A "Person" shall mean any individual, company (including limited liability company), partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

2.       Senior Preferred Optional Redemption.

2.1. General. The Company shall have the option, exercisable from time to time by a Senior Preferred Redemption Notice given pursuant to paragraph 4 of this article 5, to redeem all but not less than all (except as provided in the proviso to paragraph 3 of this article 5) of the shares of Senior Preferred Stock, on any date (the "Senior Preferred Optional Redemption Date") fixed by the Board of Directors and as described in such notice (the "Senior Preferred Optional Redemption").




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2.2.     Senior Preferred Optional Redemption Price. The redemption price per share of Senior Preferred Stock in a Senior Preferred Optional Redemption (the "Senior Preferred Optional Redemption Price") shall equal (i) the Liquidation Preference of such share plus (ii) the aggregate per share Unpaid Dividend Amount in the Unpaid Dividend Account therefor and (iii) an amount equal to any accrued but unpaid dividends per share to the Senior Preferred Optional Redemption Date, to the extent that such accrued and unpaid dividends have not already been recorded in the Unpaid Dividend Account therefor.

3. Partial Redemption; Pro Rata Treatment of Redemptions. A redemption by the Company of a portion of all shares of any Series of Senior Preferred Stock shall require the consent of the Senior Holder that holds such shares for such partial redemption. Any Senior Preferred Mandatory Redemption involving fewer than all the shares of a Series of Senior Preferred Stock, and any Senior Preferred Optional Redemption shall be effected in proportion to the number of shares of Senior Preferred Stock of the applicable Series of Senior Preferred Stock held by each Senior Holder as indicated in the Register (as defined in paragraph 1 of article 8 hereof) as of the date of the sending of the Senior Preferred Redemption Notice; provided, however, that (i) a Senior Preferred Optional Redemption resulting from the exercise of the Company's right referred to in the second sentence of paragraph 8 of article 8 hereof shall be effected only with respect to the shares to which such right applies, (ii) a Senior Preferred Optional Redemption referred to in clause (y) of paragraph 4 of this article 5 shall be effected only with respect to the Exchanged Series B Shares referred to in such clause (y), and (iii) a Senior Preferred Optional Redemption referred to in clause (2) of the second sentence of paragraph 9 of article 8 hereof shall be effected only with respect to the shares referred to in such clause (2).

4. Senior Preferred Redemption Notice; Definition of "Senior Preferred Optional Redemption Date"; "Senior Preferred Redemption Date" and "Senior Preferred Redemption Price". The Company shall give written notice of each Senior Preferred Mandatory Redemption or Senior Preferred Optional Redemption to each holder of such Senior Preferred Stock affected thereby (the "Senior Preferred Redemption Notice"). A Senior Preferred Redemption Notice shall be given as follows:

         (x) in the case of a Senior Preferred Optional Redemption (other than one referred to in the following clause (y)), the Senior Preferred Redemption Notice shall be given not fewer than thirty (30) days and not more than sixty (60) days before the related Senior Preferred Optional Redemption Date;

         (y) in the case of a Senior Preferred Optional Redemption with respect to any Exchanged Series B Shares with respect to which the holder thereof shall have




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                  given a Series B Exchange Notice as provided in paragraph
                  8.1.4 of this article 5, the Senior Preferred Redemption Notice shall be given at any time during the thirty (30) days after the holder of such Exchanged Series B Shares shall have given such Series B Exchange Notice, and in such event the Senior Preferred Optional Redemption Date shall be the fifth (5th) Business Day (as defined in paragraph 2.3 of article 16 hereof) following the giving of such Senior Preferred Optional Redemption Notice; and

         (z) in the case of a Senior Preferred Mandatory Redemption, the Senior Preferred Redemption Notice shall be given within the shortest practicable time period preceding the related Senior Preferred Mandatory Redemption Date.

         Each Senior Preferred Redemption Notice shall be irrevocable and shall state the following:

          (i) whether such redemption is a Senior Preferred Mandatory Redemption or a Senior Preferred Optional Redemption and, if it is a Senior Preferred Mandatory Redemption, reasonably detailed information about the transaction that shall have given rise to the Senior Preferred Mandatory Redemption;

          (ii)    the applicable Senior Preferred Mandatory  Redemption Date or
                  Senior  Preferred  Optional   Redemption  Date  (the  "Senior
                  Preferred Redemption Date");

          (iii) the applicable Senior Preferred Mandatory Redemption Price or Senior Preferred Optional Redemption Price (the "Senior Preferred Redemption Price");

          (iv) the aggregate number of shares of Senior Preferred Stock to be redeemed and, if fewer than all shares held by such Senior Holder are to redeemed, the number of such shares to be redeemed and their method of selection;

          (v) that if fewer than all the shares represented by any certificate are to be redeemed, a new certificate or certificates representing the unredeemed shares shall be issued without cost to the holder thereof;

          (vi) that the Senior Holder must duly execute the instrument of transfer set out on the reverse side of the certificate or certificates representing the shares to be redeemed to the effect that such Senior Holder transfers such shares to the Company and that such certificate or certificates must be surrendered for payment of the Senior Preferred Redemption Price at the place or places for such surrender and the




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                  procedures applicable thereto;

          (vii) that dividends on the shares to be redeemed shall cease to accrue on the applicable Senior Preferred Redemption Date; and

          (viii) all instructions and documents necessary to enable the Senior Holders to surrender their outstanding shares to be redeemed, in addition to any information required by law.

         Upon the giving of any Senior Preferred Redemption Notice (or, if earlier, upon the Senior Preferred Mandatory Redemption Date), the Company shall become obligated to redeem on the applicable Senior Preferred Redemption Date all shares called for redemption.

5. Certain Redemption Procedures. On or after the Senior Preferred Redemption Date applicable to any shares of Senior Preferred Stock, each Senior Holder shall surrender each certificate or certificates representing such shares to the Company in the manner and at a place designated therefor in the Senior Preferred Redemption Notice, with the reverse side of the certificate or certificates duly executed for the purpose of the transfer of such shares to the Company in accordance with the instructions set out in the Senior Preferred Redemption Notice. Such manner shall include personal delivery, registered mail and overnight delivery service of recognized standing. Such places shall include the principal office of the Company and a place in the borough of Manhattan in New York, New York, United States of America.

6. Effect of Surrender and Redemption. Upon surrender of shares as contemplated by paragraph 5 of this article 5, payment of the Senior Preferred Redemption Price with respect to such shares shall be due to the Senior Holder the name of which appears in the Register and on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. As of the applicable Senior Preferred Redemption Date, unless there shall have been a default in payment of the Senior Preferred Redemption Price, all rights of the holders of such shares as such (except the right to receive the Senior Preferred Redemption Price without interest) shall cease with respect to such shares, and such shares shall no longer be deemed to be outstanding for any purpose whatsoever (except as aforesaid) and such shares shall be canceled thereupon.

7. Effect of Noncompliance by Senior Holders. In the event a shareholder is required to sell and transfer and surrender its shares to the Company pursuant to this article 5, and such shareholder refuses to do so after receiving sufficient notification of the (intended)




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                                    -- 11 --



         redemption or a summons to comply with the provisions in this article 5, then, as of the applicable Senior Preferred Redemption Date, such shareholder shall no longer be entitled to exercise its (i) shareholder's rights, including the right to attend and address General Meetings and the right, if any, to vote thereat, and (ii) right to collect and receive any distribution, which shall be suspended insofar and as long as such shareholder is in default with the referenced redemption provisions and until the redemption is finalized pursuant to the terms of these Articles of Incorporation. In the event the Board of Directors determines that the Senior Holder was not in fact out of compliance with the redemption provisions set out in the Articles of Incorporation, then the Company will reimburse such Senior Holder promptly after demand for any losses and costs (including reasonable attorneys' fees and disbursements) suffered or incurred as a result thereof.

8.       Series B Exchange and Series D Exchange.

8.1.     Series B Exchange.

8.1.1. General; Definition of Received Series B Exchange Equity. If, at any time on or after the Series B Mandatory Redemption Date, any shares of Series B Stock are outstanding, each holder of any such shares shall have the option to cause the Company to exchange (a "Series B Exchange") any such shares (the "Exchanged Series B Shares") into shares of Series E Stock and/or, if applicable, Series E Equivalents (as defined below), shares of Common Stock and securities referred to in paragraph 8.1.3 of this article 5 (such shares of Series E Stock, Series E Equivalents, shares of Common Stock and securities being collectively referred to as the "Received Series B Exchange Equity") in the manner set forth in this paragraph 8.1; provided, however, that (i) such option shall not be excercisable at any time after the three hundred sixty fifth (365th) day after the Series B Mandatory Redemption Date, and (ii) the Company's obligations under any such option exercised as provided in this paragraph 8 shall be deemed satisfied if the Company shall have effected a Senior Preferred Optional Redemption with respect to such Exchanged Series B Shares on or before the fifth (5th) Business Day following the thirtieth (30th) day after the holder of such Exchanged Series B Shares shall have given the related Series B Exchange Notice.

8.1.2. Amount of Received Series B Exchange Equity; Definitions of "Series B Exchange Date" and "Series E Equivalents". Subject to paragraph 8.1.3 of this article 5, in each Series B Exchange, the holder of the related Exchanged Series B Shares shall receive in exchange therefor
         (i) a number of shares of Series E Stock equal to p% (as determined below) of the number of shares of Series E Stock outstanding on the Initial Issuance Date and/or (as the case may be) p% of the fair value of Series E Equivalents (as defined below, the fair




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         value thereof to be determined as provided below) issued on or after the Initial Issuance Date and on or before the date of such Series B Exchange (the "Series B Exchange Date", which shall be determined as provided in paragraph 8.1.5 of this article 5) plus (ii) for each share of Series E Stock so received, a number of shares of Common Stock (the "Received Common Shares") equal to the ratio of (x) the number of shares of Common Stock outstanding on the Initial Issuance Date to (y) the number of shares of Series E Stock outstanding on the Initial Issuance Date (as such ratio shall be adjusted to take into account any stock splits, reverse stocks splits, stock dividends, stock subdivisions and any similar event, on or after the Initial Issuance Date). For the purpose of the foregoing,

         p        =        10 multiplied by the fraction t/ u;

         t        =        number of Exchanged Series B Shares;

         u        =        number of shares  of Series B Stock  outstanding  on
                           the  Initial  Issuance  Date (as such ratio shall be
                           adjusted  to take into  account  any  stock  splits,
                           reverse  stocks  splits,   stock  dividends,   stock
                           subdivisions and any similar event, on or after the Initial Issuance Date)

         In addition, for the purpose hereof, "Series E Equivalents" shall mean (1) any securities (other than Received Common Shares) or other property into which the Series E Stock shall have been exchanged, converted or otherwise changed, and (2) other property distributed since the Initial Issuance Date with respect to any shares of Series E Stock or any Series E Equivalents. The foregoing shall be determined in good faith by the Board of Directors as evidenced by a resolution thereof furnished to each holder of Series B Stock promptly after the time of the issuance of such Series E Equivalents. The fair value of any Series E Equivalents (as of the time of the applicable Series B Exchange) shall be determined in good faith by the Board of Directors as evidenced by a resolution thereof, which the Company shall furnish to each holder of Series B Stock promptly after any such holder shall have requested such information; provided, however, that the Company shall not be obligated to furnish such information more often than four times annually.

8.1.3. "Affiliated Acquisition Adjustment" with Respect to Amount of Received Series B Exchange Equity as a Result of "Affiliated Acquisitions"; Definition of "Affiliated Acquisition Adjustment Consideration Amount"; Limitation on "Affiliated Acquisitions" in Certain Circumstances. If the Company shall have determined that any Affiliated Holder (as defined below) shall have acquired (an "Affiliated Acquisition"), directly or indirectly, any class or series of securities forming part of the Received Series B Exchange Equity with or without consideration, by purchase, by reason of a distribution

                                    -- 13 --



         of rights, options, warrants or by reason of any other right to subscribe or acquire such additional Received Series B Exchange Equity or other property (other than pursuant to any generally applicable management incentive stock plan or any employee stock incentive award approved by the Board of Directors, as determined in good faith by the Board of Directors as evidenced by a resolution thereof), the amount of Received Series B Exchange Equity to be delivered in exchange for the Exchanged Series B Shares shall at the election of the holder thereof (which election shall be expressed in the Series B Exchange Notice as provided below) be adjusted upwards (the "Affiliated Acquisition Adjustment") on the basis that

         (i) such Received Series B Exchange Equity so delivered had been issued on the Initial Issuance Date, and

         (ii) such holder had paid the amount of any consideration (the "Affiliated Acquisition Adjustment Consideration Amount") required to acquire such additional Received Series B Exchange Equity or other property, provided that such holder shall actually pay to the Company such consideration in connection with the delivery of such Received Series B Exchange Equity; provided, however, that the Affiliated Acquisition Adjustment Consideration Amount shall be deemed to have been paid to the extent of (x) the aggregate per share Unpaid Dividend Amount in the Unpaid Dividend Account with respect to such Exchanged Series B Shares as of the Series B Exchange Date and (y) an amount equal to any accrued but unpaid dividends with respect to such Exchanged Series B Shares as of the Series B Exchange Date to the extent that such accrued and unpaid dividends have not already been recorded in such Unpaid Dividend Account.

         The foregoing shall be determined in good faith by the Board of Directors, as determined in good faith by the Board of Directors as evidenced by a resolution thereof, which the Company shall furnish to each holder of Series B Stock promptly after any such holder shall have requested such information; provided, however, that the Company shall not be obligated to furnish such information other than in connection with a Series B Exchange.

         For purposes of the foregoing, an "Affiliated Holder" shall mean a holder of capital stock of the Company that is (i) an Affiliate of the Company, (ii) Castle Harlan Partners II, L.P., a Delaware, United States of America, limited partnership, or an Affiliate thereof or
         (iii) an officer or director of the Company or of an Affiliate of the Company, or an Affiliate of such officer or director.

         From the date on which any Series B Exchange Notice shall have been given through the

                                    -- 14 --



         date on which the related Series B Exchange shall have been effected (or, if earlier, the date on which the Exchanged Series B Shares relating thereto shall have been redeemed, repurchased or canceled), the Company shall not, directly or indirectly (including through a subsidiary or another Affiliate), take any action to cause or permit any Affiliated Acquisition to occur.

8.1.4. Series B Exchange Notice. Any holder of shares of Series B Stock that wishes to cause a Series B Exchange to be effected with respect to such shares (which shall thereby become Exchanged Series B Shares) shall give written notice thereof to the Company (the "Series B Exchange Notice"). Each Series B Exchange Notice shall be irrevocable and shall state the following:

         (i) the aggregate number of Exchanged Series B Shares relating thereto; and

         (ii) the amount of the Affiliated Acquisition Adjustment that the holder giving such Series B Exchange Notice shall elect to receive (as determined pursuant to and consistent with paragraph 8.1.3 of this article 5) and, in that connection, the Affiliated Acquisition Adjustment Consideration Amount (as so determined) that such holder shall pay in connection with the related Series B Exchange, other than any such Affiliated Acquisition Adjustment Consideration Amount deemed paid pursuant to the proviso to clause (ii) of the first paragraph of paragraph 8.1.3 of this article 5.

8.1.5.   Series B Exchange Date. The Series B Exchange Date shall be the sixth
         (6th) Business Day following the thirtieth (30th) day after the giving of the related Series B Exchange Notice.

8.1.6. Effect of Series B Exchange Notice. Upon the giving of any Series B Exchange Notice, the Company shall become obligated to effect a Series B Exchange with respect to the Exchanged Series B Shares relating thereto on the applicable Series B Exchange Date.

8.1.7. Certain Exchange Procedures; Company's Notice in Connection Therewith. On or after a Series B Exchange Date applicable to any Exchanged Series B Shares, each holder shall

         (i) surrender each certificate or certificates representing such Exchanged Series B Shares to the Company, with the reverse side of the certificate or certificates duly executed by such holder to effect the transfer by such holder to the Company of the Exchanged B Shares, and

                                    -- 15 --



         (ii) if applicable, pay to the Company the Affiliated Acquisition Adjustment Consideration Amount that such holder shall be obligated to pay in connection with the related Series B Exchange, other than any such Affiliated Acquisition Adjustment Consideration Amount deemed paid pursuant to the proviso to clause (ii) of the first paragraph of paragraph
                  8.1.3 of this article 5,

         all in the manner and at a place designated therefor in the notice referred to in the last sentence of this paragraph 8.1.7. Such manner shall include personal delivery, registered mail and overnight delivery service of recognized standing. Such places shall include the principal office of the Company and a place in the borough of Manhattan in New York, New York, United States of America. If such Series B Exchange is to be effected with respect to fewer than all the shares represented by any certificate for Series B Stock surrendered in connection therewith, a new certificate or certificates representing the shares with respect to which such Series B Exchange is not to be effected shall be issued without cost to the holder thereof. Promptly after the giving of the Series B Exchange Notice, the Company shall send to the holder that gave it a notice designating (i) the manner and the places referred to in the first sentence of this paragraph 8.1.7 and (ii) providing all instructions and documents necessary to enable such holder to transfer the related Exchanged Series B Shares, and to surrender the related certificate or certificates, in addition to any information required by law.

8.1.8. Effect of Transfer, Surrender and Exchange. Upon transfer and surrender of shares (and, if applicable, payment) as contemplated by paragraph 8.1.7 of this article 5, delivery of the Received Series B Exchange Equity with respect to such shares shall be due to such holder as such holder appears in the Register and on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and the Board of Directors of the Company shall (i) resolve upon the issuance of the shares in the Company that are part of the Received Series B Exchange Equity, (ii) issue such shares to such holder pursuant to a deed of issuance and
         (iii) transfer the property other than shares in the capital of the Company that are part of the Received Series B Exchange Equity to such holder in accordance with the law applicable to such property. As of the applicable Series B Exchange Date, but subject to the effectuation of the Series B Exchange, unless there shall have been a default in delivery of the Received Series B Exchange Equity, all rights of the holder of the Exchanged Series B Shares as such (except the right to receive the Received Series B Exchange Equity without interest) shall cease with respect to such Exchanged Series B Shares, and such Exchanged Series B Shares shall no longer be deemed to be outstanding for any purpose whatsoever (except as aforesaid), and such Exchanged Series B Shares shall be canceled thereupon.

                                    -- 16 --



8.2.     Series D Exchange.

8.2.1. General. If, at any time on or after the first anniversary of the Initial Issuance Date, any shares of Series D Stock shall be outstanding, each holder of any such shares shall have the option to cause the Company to exchange (the "Series D Exchange") any such shares (the "Exchanged Series D Shares") into shares of Series E Stock and shares of Common Stock (the "Received Series D Exchange Equity").

8.2.2. Amount of Received Series D Exchange Equity; Definition of "Series D Exchange Date". In each Series D Exchange, the holder of the related Exchanged Series D Shares shall receive in exchange therefor (i) a number of shares of Series E Stock equal to the ratio of (x) the Liquidation Preference of one share of Series D Stock on the date of such Series D Exchange (the "Series D Exchange Date", which shall be determined as provided in paragraph 8.2.4 of this article 5) to (y) the Liquidation Preference of one share of Series E Senior Preferred Stock on such Series D Exchange Date plus (ii) without the payment of any other consideration, the number of shares of Common Stock equal to the ratio of (x) the number of shares of Common Stock outstanding on the Initial Issuance Date of the Senior Preferred Stock to (y) the number of shares of Series E Stock outstanding on the Initial Issuance Date (as such ratio shall be adjusted to take into account any stock splits, reverse stocks splits, stock dividends, stock subdivisions and any similar event, on or after the Initial Issuance
         Date).

8.2.3. Series D Exchange Notice. Any holder of shares of Series D Stock that wishes to cause a Series D Exchange to be effected with respect to such shares (which shall thereby become Exchanged Series D Shares) shall give written notice thereof to the Company (the "Series D Exchange Notice"). Each Series D Exchange Notice shall be irrevocable and shall state the aggregate number of Exchanged Series D Shares relating thereto.

8.2.4.   Series D Exchange Date. The Series D Exchange Date shall be the sixth
         (6th) Business Day following the thirtieth (30th) day after the giving of the related Series D Exchange Notice.

8.2.5. Effect of Series D Exchange Notice. Upon the giving of any Series D Exchange Notice, the Company shall become obligated to effect a Series D Exchange with respect to the Exchanged Series D Shares relating thereto on the applicable Series D Exchange Date.

8.2.6. Certain Exchange Procedures; Company's Notice in Connection Therewith. On or after a Series D Exchange Date applicable to any Exchanged Series D Shares, each holder shall surrender each certificate or certificates representing such Exchanged Series D Shares to

                                    -- 17 --



         the Company, with the reverse side of such certificate or certificates duly executed by such holder to effect the transfer by such holder to the Company of the Exchanged Series D Shares, all in the manner and at a place designated therefor in the notice referred to in the last sentence of this paragraph 8.2.6. Such manner shall include personal delivery, registered mail and overnight delivery service of recognized standing. Such places shall include the principal office of the Company and a place in the borough of Manhattan in New York, New York, United States of America. If such Series D Exchange is to be effected with respect to fewer than all the shares represented by any certificate for Series D Stock surrendered in connection therewith, a new certificate or certificates representing the shares with respect to which such Series D Exchange is not to be effected shall be issued without cost to the holder thereof. Promptly after the giving of the Series D Exchange Notice, the Company shall send to the holder that gave it a notice (i) designating the manner and the places referred to in the first sentence of this paragraph 8.2.6 and (ii) providing all instructions and documents necessary to enable such holder to transfer the related Exchanged Series D Shares and to surrender the related certificate or certificates, in addition to any information required by law.

8.2.7. Effect of Transfer and Surrender and Exchange. Upon transfer and surrender of shares as contemplated by paragraph 8.2.6 of this article 5, delivery of the Received Series D Exchange Equity with respect to the surrendered shares shall be due to such holder as such holder appears in the Register and on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and the Board of Directors of the Company shall (i) resolve upon the issuance of the shares in the Company that are part of the Received Series D Exchange Equity, (ii) issue such shares to such holder pursuant to a deed of issuance and (iii) transfer the property other than shares in the capital of the Company that are part of the Received Series D Exchange Equity to such holder in accordance with the law applicable to such property. As of the applicable Series D Exchange Date and the effectuation of the Series D Exchange, unless there shall have been a default in delivery of the Received Series D Exchange Equity, all rights of the holder of the Exchanged Series D Shares as such (except the right to receive the Received Series D Exchange Equity without interest) shall cease with respect to such Exchanged Series D Shares, and such Exchanged Series D Shares shall no longer be deemed to be outstanding for any purpose whatsoever (except as aforesaid) and such Exchanged Series D Shares shall be canceled thereupon.

8.3.     Certain Provisions Common to Series B Exchange and Series D Exchange.

8.3.1 Issuance, Delivery of Exchange Securities and, as Applicable, Other Exchange Property; Definitions of "Exchanging Holder" and "Exchange". If the Company shall issue any

                                    -- 18 --



         securities to any shareholder (an "Exchanging Holder") that shall participate in a Series B Exchange or a Series D Exchange (an "Exchange"), such securities (i) shall be duly authorized, (ii) shall be valid and binding obligations of, or interests in, the Company,
         (iii) in the case of shares or other equity securities of the Company, shall be fully paid and nonassessable and (iv) shall be similarly listed on exchange or quotation system on which all other securities of the same class or series are listed, insofar as applicable. The Company shall, to the extent permitted under applicable law, cause any of its subsidiaries to issue or cause to be issued any securities participating in the Exchange and take such other steps necessary or useful in connection with the Exchange, including the reservation of sufficient amounts for issuance of all such securities so issuable, which issuance (i) shall be duly authorized, (ii) shall be valid and binding obligations of, or interests in, such subsidiary, (iii) in the case of shares or other equity securities of such subsidiary, shall be fully paid and nonassessable and (iv) shall be similarly listed on exchange or quotation system on which all other securities of the same class or series are listed, insofar as applicable. The Board of Directors shall in the delivery of any such securities and other property to such shareholder in connection with an Exchange act in good faith and follow recognized and standard practice, in its reasonable discretion.

8.3.2. Regulatory Compliance and Delay. If the effectuation of an Exchange requires any compliance with applicable law or regulation, the Company shall cooperate with each Exchanging Holder in that regard, and any time periods associated with such Exchange provided for in this paragraph 8 shall be extended to the extent necessary or reasonably advisable to enable such Exchanging Holder to participate in such Exchange.

8.4 Reimbursement of Senior Holders in Connection with Certain Adverse Tax Consequences. If the Board of Directors determines that any holder of shares of a Senior Preferred Stock will suffer any adverse tax consequences as a result of the redemption of such shares instead of the sale and transfer to another third person or entity, then the Company shall reimburse each such holder for any such adverse tax consequences.

                              SHARE CERTIFICATES
                                   ARTICLE 6

1. Classes of Shares that shall be Certificated. Share certificates shall be issued for shares of Senior Preferred Stock. At the request of a holder of Series D Stock, Series E Stock and Common Stock, share certificates may be issued for such shares.

2. Number of Shares Represented by Certificates. Share certificates may be issued to represent more than one share. If any shares held by a shareholder are represented by one

                                    -- 19 --



         share certificate, and if such shareholder disposes of part of his shares, such shareholder shall be entitled to request the issuance of a share certificate representing such shareholder's remaining shares.

3. Form and Manner of Issuance. Share certificates, which shall include duplicates of share certificates as referred to in article 7 hereof, shall be issued and signed on behalf of the Company by or on behalf of the Board of Directors. All costs and expenses of the Company associated with the issuance of share certificates (including any duplicates) at the request of a shareholder, will be charged to such requesting shareholder, unless provided otherwise in these Articles of Incorporation. Share certificates shall bear such legend or legends as the Board of Directors deems fit and appropriate in connection with the issuance of shares. The reverse side of any certificates issued shall contain a printed form of an instrument of transfer that can be used by the holders of the shares represented by such certificates to transfer such shares, or a portion thereof, to a transferee, which may include the Company in accordance with the provisions of these Articles of Incorporation.

                        LOST AND MUTILATED CERTIFICATES
                                   ARTICLE 7

         If any shareholder can prove to the satisfaction of the Board of Directors that any share certificate has been mutilated, mislaid or destroyed, then, at such shareholder's written request, a duplicate may be issued by the Board of Directors. Upon the issuance of the duplicate share certificate (on which it shall be noted that such certificate is a duplicate), the original share certificate shall be null and void vis a vis the Company. A mutilated share certificate may be exchanged for a duplicate certificate upon delivery of the mutilated certificate to the Board of Directors.

              SHAREHOLDERS REGISTER; TRANSFER OF SHARES; NOTICES
                                   ARTICLE 8

1. Shareholder Register; Definition of "Register". The Board of Directors shall keep a shareholders register (the "Register") in which the names and addresses of all shareholders shall be registered, along with the shares issued and the payment thereon by the shareholders. The Board of Directors shall regularly maintain the Register and make such appropriate entries it deems fit, including the registration of any issue, transfer and cancellation of shares.

2. Register of Certain Other Persons. The Board of Directors shall also register the names

                                    -- 20 --



         and addresses of those persons who have a right of usufruct (vruchtgebruik) or pledge (pand) on the shares.

3. Addresses to be Furnished, etc.. Each shareholder, and holder of a right of usufruct or pledge on shares is required to provide his address to the Company. The Company shall be entitled for all purposes to rely on the name and address of the aforementioned persons as entered in the Register. Such person may at any time change his address as entered in the Register by means of a written notification to the Company at its principal office.

4. Access to Register. At the request of a shareholder, holder of a right of usufruct or pledge on shares, the Board of Directors shall furnish an extract of the Register, free of charge, insofar as it relates to such person's interest in a share.

5. Location of Register. The Register shall be kept by the Board of Directors at the Company's principal office.

6. Transfer of Shares--General. The transfer of shares, including any limited rights thereon, shall be effected (i) by serving upon the Company in the manner prescribed by law, an instrument of transfer, which, in the case of any certificate or certificates issued and outstanding with respect to such shares shall include the duly executed form of instrument of transfer printed on the reverse side of any such certificates, or (ii) by written acknowledgment by the Company of the transfer, which acknowledgment shall be signed on behalf of the Company by or on behalf of the Board of Directors. In case a share certificate is outstanding, the written acknowledgment by the Company of the transfer of a share can only be made by an endorsement on such share certificate. In that case, the transferor or transferee of a share shall present such share certificate to the Company for acknowledgment of the transfer on behalf of the Company to be made thereon. In case no share certificate has been issued, the registration of the transfer of a share in the Register shall have the effect of a written acknowledgment by the Company of such transfer of a share. This paragraph shall also apply in the case of an allocation of shares resulting from a division and partition of any community.

7. Transfer of Shares--Assignment of Voting Rights in Certain Circumstances. If a share is encumbered with a right of usufruct or pledge, then the voting right, if any, of such share, can be assigned to the holder of the right of usufruct or pledge.

8. Transfer of Shares--Notice of Proposed Transfer of Senior Preferred Stock. Each Senior Holder shall provide the Company with notice thirty (30) days prior to any offer, sale or transfer of any share of Senior Preferred Stock to any Person other than an Affiliate of

                                    -- 21 --



         such Senior Holder (the "Notice of Transfer"). Such Senior Holder shall have the right to revoke such Notice of Transfer at any time by further written notice to the Company. During such thirty (30) day period following receipt of notice by the Company, the Company shall have the right to repurchase or redeem such share on the same basis as if it were effecting a Senior Preferred Optional Redemption with respect to such share and shall be deemed to preserve such right by delivering a Senior Preferred Optional Redemption Notice at any time during such thirty (30) day period unless such Senior Holder shall have revoked such Notice of Transfer prior to such time.

         9. Transfer of Shares--Certain Limitations on Transfer of Senior Preferred Stock. Each Senior Holder, by holding any share of Senior Preferred Stock, agrees that shares of Senior Preferred Stock may not be offered or transferred except pursuant to (i) (a) an effective registration statement under the United States Securities Act of 1933 (the "Securities Act"), (b) Rule 144A under the Securities Act, (c) Rule 144 under the Securities Act or (d) any other exemption from the registration requirements of the Securities Act and, (ii) (a) compliance with any applicable registration or qualification requirements of any state securities or blue sky laws or (b) an exemption from any such applicable registration or qualification requirements provided that, in the case of (i)(c) or (d) or (ii)(b), such Senior Holder shall furnish at such Senior Holder's expense, an opinion of counsel knowledgeable in the applicable securities laws (including in-house or special counsel) to the effect that an exemption is available with respect to such disposition. If the Board of Directors or its authorized agents determine to their satisfaction that any statements by a Senior Holder in any certificate contemplated by this paragraph 9 are not true or that the continued ownership of any shares of Senior Preferred Stock by such Senior Holder will not comply with the preceding sentence, the Company shall have the right to take either or both of the following actions: (1) decline to accept such person as an owner of Senior Preferred Stock; or (2) within five (5) Business Days after the Company has acquired knowledge of such non-compliance by such Senior Holder, send a notice to such Senior Holder that the Company shall repurchase or redeem such shares of such Senior Holder within a thirty (30) day period following the receipt of such notice on the same basis as if it were effecting a Senior Preferred Optional Redemption with respect to such shares, and the Company shall be deemed to preserve such right to repurchase or to redeem by delivering a Senior Preferred Optional Redemption Notice during such thirty (30) day period. In connection with the transfer set out in the foregoing paragraph 8 and this paragraph 9, the Board of Directors is irrevocably authorized and empowered to take any and all steps to execute any and all documents and to do and perform any and all acts for and in the name and on behalf of such Senior Holder and for and in the name and on behalf of any person having or claiming to have any right with respect to or any interest in all or any portion of the shares then or theretofore owned or held by such Senior Holder, which

                                    -- 22 --



         may be necessary or advisable in order to effectuate the sale of Senior Preferred Stock to the Company, with due observance of the provisions of the first sentence of paragraph 3 of article 5 hereof and the provisions of paragraph 7 of article 5 hereof.

10. Notices, etc. Notices and other communications provided for herein shall be in writing, shall be delivered by hand or overnight courier services of recognized standing or sent by telecopy, shall be deemed given when actually received and shall be addressed as follows: if to a shareholder's address, as shown in the Register of the Company; and if to the Company, to the Company's principal office or registered agent, Attention: Secretary.

                                  MANAGEMENT
                                   ARTICLE 9

1. Board of Directors--General. The management of all the affairs, property and business of the Company shall be vested in a board of directors (the "Board of Directors"), who shall have and may exercise all powers except such as are exclusively conferred upon the shareholders by law or by these Articles of Incorporation, as from time to time amended.

2. Board of Directors--Number of Members. The number of persons constituting the Board of Directors shall be not less than two or more than nine, as fixed from time to time by the General Meeting. The number of persons constituting the Board of Directors shall, until changed at any succeeding General Meeting, be the number so fixed.

3. Board of Directors--Vacancies in General. With due observance of the provisions of paragraph 5 of this article 9, if one or more directors are prevented from or are incapable of acting as a director, the remaining directors may appoint one or more persons to fill such vacancy or vacancies with the same qualifications, if any, as determined by the General Meeting to serve until the next General Meeting.

4. Board of Directors--Removal. Directors may be removed or suspended at any time by the General Meeting with at least two thirds (2/3rds) of the votes cast at a meeting at which at least fifty percent (50%) of the total number of outstanding shares with full voting rights is present. At any General Meeting at which action is taken to remove a director, or at any subsequent General Meeting, the shareholders may fill any vacancy or vacancies created by such action with due observance of paragraph 2 of this article 9.

5. Board of Directors--Vacancies in Connection with Certain Reductions. If at any time the number of directors in office shall be reduced to less than two, the remaining directors shall forthwith call a General Meeting for the purpose of filling the vacancies in the

                                    -- 23 --



         Board of Directors, and provided further that in the event that all of the directors are prevented from or are incapable of acting as directors, the Company shall be temporarily managed by any person or persons previously appointed by the General Meeting so to act who shall forthwith call a General Meeting for the purpose of electing one or more directors. If no such General Meeting shall be called, or if no such person shall have been appointed, any person or persons holding in the aggregate at least fifty percent (50%) of the issued and outstanding shares with full voting rights of the Company may call a General Meeting for the purpose of electing one or more directors.

6. Board of Directors--Meetings in General and Notice thereof; Waiver of Notice. Meetings of the Board of Directors shall be held regularly at such place and at such time as the Board of Directors may from time to time determine. Special meetings of the Board of Directors shall be held as and when two directors or the Chairman (as defined in paragraph 1 of article 10 hereof) shall call the same. Notice of the time and place of a meeting of the Board of Directors shall be given:

         (a) not less than ninety-six (96) hours before such meeting, by written notice mailed to each director, or

         (b) not later than the Business Day immediately preceding the date of such meeting, by personal delivery, or by telephone call or by sending a telegram or telefax to each director receipt of which has been confirmed.

         A waiver of notice of any meeting of the Board of Directors signed by all of the non attending directors, whether before, at, or after the time of such meeting, shall be deemed equivalent to notice of the meeting. If all the directors are present at the meeting, notice shall be deemed to have been duly given.

7. Board of Directors--Quorum. A majority of the members of the Board of Directors shall constitute a quorum. The resolution of the majority of the directors present, in person or by proxy as hereinafter provided, at a meeting at which a quorum is so present, shall constitute the decision of the Board of Directors. In the absence of a quorum, any director may adjourn any meeting from time to time until a quorum shall be present.

8. Board of Directors--Adoption of Resolutions. All resolutions to be adopted at a meeting of the Board of Directors shall be adopted by majority of the votes cast, provided that in the event of an equality of votes, the vote(s) cast by the Chairman shall be decisive.

9. Board of Directors--Meetings by Telephone, etc.. Meetings of the Board of Directors

                                    -- 24 --



         may be held through conference telephone calls or other communication equipment allowing all persons participating in the meeting to hear each other or through any other device permitted by law, and participation in a meeting through any such lawful device or arrangement shall constitute presence at such meeting.

10. Board of Directors--Action by Written Consent. When action by the Board of Directors is required or permitted to be taken, action at a meeting may be dispensed with if all the directors shall consent in writing to such action taken or being taken.

11. Board of Directors--Proxies. Directors may by telegram, telefax or other written instrument appoint a proxy to act on their behalf at any designated meeting or meetings of the Board of Directors. Such proxy must be another director of the Company.

12. Committees of the Board of Directors. The Board of Directors shall have the power and authority and power to create and disband committees of the Board of Directors, and each such committee shall have the authority and power as may from time to time be delegated to it by the Board of Directors and shall operate under the ultimate responsibility of the Board of Directors.

                         OFFICERS AND REPRESENTATIVES
                                  ARTICLE 10

1. Chairman and other Officers and Agents. The Board of Directors shall designate a chairman (the "Chairman") from among the directors. The Board of Directors may further from time to time elect a President, one or more Vice-Presidents (including Executive or Senior Vice-Presidents), a Controller, a Treasurer, one or more Assistant Treasurers, a Secretary, one or more Assistant Secretaries and any such other officers and agents as it determines proper, all of whom shall hold office at the pleasure of the Board of Directors. The same person may hold any two (2) or more of the aforesaid offices but no officer shall execute, acknowledge or verify an instrument in more than one capacity if such instrument is required by law or by these Articles of Incorporation to be executed, acknowledged or verified by two or more officers. The Chairman must be a director, but the other officers of the Company need not be members of the Board of Directors.

2. Representation of the Company. The Company shall be represented at law and otherwise, and shall be bound with respect to third parties, by any two directors acting jointly or by any two of the following persons acting jointly who may be, but are not required to be, directors (other than the Chairman), who are authorized by the Board of Directors to represent the Company who shall have the following titles and occupy the following

                                    -- 25 --



         offices.

         (i)      Chairman;

         (ii)     President;

         (iii) Vice-Presidents (including any Executive Vice-President or Senior Vice-Presidents);

         (iv)     Treasurer or Assistant Treasurer;

         (v)      Officer;

         (vi)     Secretary or Assistant Secretary;

         (vi)     Controller or Assistant Controller.

         The Board of Directors may also from time to time authorize other persons, who may or may not be directors, to represent the Company, who shall have such titles and occupy such additional offices as the Board of Directors may determine.

         3. Additional Power and Authority of Representatives. The persons holding the above mentioned offices or any other offices which the Board of Directors may from time to time authorize as herein provided, shall have such power and authority as the Board of Directors may from time to time grant each of them respectively.

         4. Additional Rules and Regulations. The Board of Directors may adopt and may amend and repeal such rules, regulations and resolutions as it may deem appropriate for the conduct of the affairs and the management of the Company, including rules, regulations and resolutions setting forth the specific powers and duties of the holders of the above-mentioned offices (not being directors of the Company), other persons and committees of the Board of Directors authorized by the Board of Directors to represent the Company. Such rules, regulations and resolutions must be consistent with these Articles of Incorporation. Any restrictions of the powers of representation of the holders of the above-mentioned offices (other than any member of the Board of Directors) will take effect on the day after the resolutions, rules or regulations containing such restrictions have been filed at the Commercial Register of the Chamber of Commerce and Industry on the Island where the Company is established.

                                    -- 26 --



5. Compensation of Representatives. The directors, the holders of the above-mentioned offices and other persons authorized by the Board of Directors to represent the Company shall receive such compensation as the General Meeting may from time to time determine.

            INDEMNIFICATION, ADVANCEMENT OF EXPENSES AND INSURANCE
                                  ARTICLE 11

1. Indemnification not in Connection with Actions by or in Right of the Company. The Company shall have the power to indemnify, and shall indemnify to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe that its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of the Company.

2. Indemnification in Connection with Actions by or in Right of the Company. The Company shall have the power to indemnify, and shall indemnify to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall

                                    -- 27 --



         be made in respect of any claim, issue or matters as to which such person shall have been finally adjudged to be liable to the Company for improper conduct unless and only to the extent that the court in which such action or suit was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction shall deem proper.

3 Related Expenses. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 of this article 11, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

4. Certain Limitations on Indemnification. Any indemnification under paragraphs 1 and 2 of this article 11 (unless ordered by a court) shall be made by the Company only as authorized by contract approved, or resolution or other action adopted or taken, by the Board of Directors or by the shareholders.

5. Advancement of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the applicable director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized by this article 11.

6. Indemnification and Advancement of Expenses not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to the other paragraphs of this article 11 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in its official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7. Insurance. The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of

                                    -- 28 --



         another Company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this article 11.

                       GENERAL MEETINGS OF SHAREHOLDERS
                                  ARTICLE 12

1. General. All general meetings of shareholders (each, a "General Meeting") shall be held on one of the Islands of the Netherlands Antilles.

2. Timing. The annual General Meeting shall be held as early as reasonably practicable, and in any event not later than the first day of May, after the close of the Company's preceding financial year.

3.       Actions to Be Taken.  At the annual General Meeting:

         a. the Board of Directors shall render a report on the business of the Company and the conduct of its affairs during the preceding financial year;

         b. the balance sheet and the profit and loss account shall be determined, set and adopted after having been submitted together with an explanatory statement (together, the "annual accounts"), stating by which standards the movable and immovable property of the Company have been appraised;

         c. the person or persons referred to in paragraph 5 of article 9 hereof shall be appointed;

         d.       the appropriation of profits shall be made; and

         e. such other proposals included in the agenda specified in the notice of the meeting shall be dealt with.

                GENERAL MEETINGS--PLACE, CONVOCATION AND VOTING
                                  ARTICLE 13

1. Timing of General Meetings other than the Annual General Meeting. Other than the annual General Meeting, all General Meetings shall be held as often as the Board of Directors shall deem necessary.

                                    -- 29 --



2. Convening by Board of Directors. All General Meetings shall be convened by the Board of Directors.

3. Request by Shareholders to Convene. Shareholders representing in the aggregate at least one tenth (1/10th) of the outstanding capital of the Company or representing in the aggregate a majority of the shares of any Series of Senior Preferred Stock may request the Board of Directors to convene a General Meeting, stating the subjects to be discussed. If the Board of Directors has not convened a meeting within four (4) weeks after the request, the person(s) who requested the convening of the meeting shall be authorized to convene the General Meeting, in which case notice shall be given to the Board of Directors thereof.

4. Method of Convocation and Notification. All convocations of General Meetings and all notifications to shareholders shall be made by letter mailed to the addresses of shareholders appearing in the Register.

5. Timing of Convocation. The convocation shall take place no later than ten (10) days prior to the date of the meeting, excluding the date of the sending of the notice and the date of the meeting.

6. Agenda. The agenda for the meeting shall be specified in the convocation of the meeting or it shall be stated that the shareholders may take cognizance thereof at the office of the Company.

7. Person Presiding. General Meetings shall be presided over by a person designated each time thereto by the meeting.

8. Majority Votes. All resolutions of General Meetings shall be taken by an absolute majority of votes, except where otherwise provided in these Articles of Incorporation.

9. Proxies. Shareholders may be represented at the meeting by a proxy authorized in writing, which shall include any message transmitted by current accepted means of communication and received in writing.

10. Vote per Share. At a General Meeting one vote may be cast for each share of Common Stock, and one (1) vote may be cast for each share of Series E Stock. Holders of Senior Preferred Stock and holders of Series D Stock shall not be entitled to vote at a General Meeting, other than in the case of Article 93A of the Commercial Code of the

                                    --30--



         Netherlands Antilles and on such matters as described in article 17 hereof.

11. Interested Votes; Abstentions and Invalidly Cast Votes. Valid votes may also be cast for the shares of those who, other than as shareholders of the Company, would acquire any right or be discharged from any obligation towards the Company by the resolution to be adopted. Abstentions and invalidly cast votes shall not be counted as votes at a General Meeting.

12. Agenda Proposals. Proposals of items for an agenda to be made by shareholders for General Meetings can only be dealt with if presented to the Board of Directors in writing at such time that they can be announced within the period of time and in the manner prescribed for the convocation of General Meetings.

13. Validity of Certain Resolutions as a Result of Unanimous Actions. Provided and as long as the entire issued share capital is represented at any General Meeting, valid resolutions may be adopted, even when the provisions of these Articles of Incorporation with respect to convocation and specification of the agenda have not or have only partially been observed, provided that such resolutions are unanimously adopted.

14. Participations of Directors. Each director shall in its capacity be entitled to attend and advise the General Meeting.


                                FINANCIAL YEAR
                                  ARTICLE 14

1. Term of Financial Year. The financial year of the Company shall run from the first day of January of each year up to and including the last day of December of such year.

2. First Financial Year. The first financial year shall terminate on the last day of December of the year nineteen hundred and ninety six
         (1996).

                      ANNUAL ACCOUNTS; BOOKS AND RECORDS
                                  ARTICLE 15

1. Annual Accounts--Timing and Manner of Submission. Within four (4) months after the close of the Company's financial year, the annual accounts shall be submitted to the shareholders by the Board of Directors. Each director shall sign the annual accounts; if the signature of any director is lacking, then this shall be stated therein together with the

                                    --31--



reason thereof.

2. Maintenance of Books and Records and Annual Accounts. The Company shall maintain its books and records, as well as the annual accounts by which the profits are determined, on the basis of generally accepted accounting principles in effect in the United States of America ("US GAAP"), provided however, that any subsidiary and other participations of the Company, including its investments, shall not be consolidated but shall be reflected at cost in accordance with US GAAP.

3. Annual Accounts--Adoption by Annual General Meeting. The annual accounts shall be adopted by the annual General Meeting.

4. Right to Request Court Ordered Investigation. In addition to the provisions of Article 132 of the Netherlands Antilles Commercial Code, at the written request of the holder or holders (if they are Affiliates of each other) of a majority of the shares of each Series of Senior Preferred Stock, provided that the Liquidation Preference of the shares held by such holder or holders equals at least One Million United States Dollars (US $1,000,000.00), the judge of the Court of First Instance in Curacao, Netherlands Antilles under, and subject to the terms and conditions of, such Article 132 of the Netherlands Antilles Commercial Code, may appoint one or more persons to conduct an investigation into the management and the conduct of the affairs of the Company or with regard to a part thereof or to a certain period of time.


                     DISTRIBUTION OF PROFITS AND RESERVES;
                          DIVIDENDS; RESERVE ACCOUNTS
                                  ARTICLE 16

1. Definition and Determination of Profits. The profit of any financial year, by which term is meant the net profit according to the adopted annual accounts for such year, shall be determined by the annual General Meeting, shall be fully allocated to the general reserves of the Company and may be used for distribution to the holders of shares in the capital of the Company in accordance with this article 16, except (i) to the extent that such profit has been distributed by way of an interim dividend to holders of Senior Preferred Stock in accordance with the relevant provisions in these Articles of Incorporation, and (ii) for an amount equal to the Mandatory Other Capital Stock Profit Allocation (as defined below), which shall be paid or reserved in accordance with the provisions of paragraph 3 of this article 16.

                                    --32--


2.       Dividends on Senior Preferred Stock.

2.1. Amount; Definition of "Senior Preferred Stock Allocation". Subject to paragraph 2.9 of this article 16, the holder of a share of Senior Preferred Stock of any Series shall be entitled to receive, when and if declared by the Board of Directors out of the Senior Preferred Stock Available Funds (as defined below), cumulative cash dividends at the annual rate per share equal to the product of (a) the Applicable Percentage (as defined below) with respect to such Series and (b) the sum of the Liquidation Preference and the Unpaid Dividend Amount (as defined below) of each of such share of Senior Preferred Stock of such Series as in effect on the applicable Dividend Payment Date (as defined below). For the purpose of these Articles of Incorporation, the "Senior Preferred Stock Available Funds" shall mean (i) the Company's general reserves from time to time, and to the extent the general reserves shall be insufficient to make a full cash dividend on any Dividend Payment Date, (ii) any amounts that can be distributed as interim dividends as a payment of the expected profits of the current financial year, and to the extent the foregoing amounts (i) and (ii) are insufficient to make a full cash dividend to the holders of Senior Preferred Stock in accordance with this article 16 on any Dividend Payment Date, (iii) the aggregate of the Company's share premium reserves ("agioreserves") in respect of the amounts contributed by the holder or holders of shares of the Series D Stock, the Series E Stock and the Common Stock and to the extent the foregoing amounts (i), (ii) and (iii) are insufficient to make a full cash dividend to the holders of Senior Preferred Stock in accordance with this article 16 on any Dividend Payment Date, and (iv) the aggregate of the remaining share premium reserves of the Company contributed by the holder or holders of the Senior Preferred Stock..

2.2. Definitions of "Applicable Percentage" and "Triggering Dividend Payment Date"; Increase of Dividend Rate in Certain Circumstances. For the purpose hereof, the "Applicable Percentage" for the initial Dividend Payment Date shall equal eight percent (8%). With respect to the Initial Dividend Payment Date or any subsequent Dividend Payment Date (the "Triggering Dividend Payment Date"), if

         (x) an Indenture Limitation (as defined below) shall not be in effect with respect to such Triggering Dividend Payment Date pursuant to paragraph 2.9 of this article 16 and full cash dividends shall not have been declared and paid on all the shares of Senior Preferred Stock at the dividend rate based on the Applicable Percentage, or

         (y) if an Indenture Limitation (as defined below) shall be in effect with respect to such Triggering Dividend Payment Date (as defined below) and full cash

                                    --33--


                  dividends shall not have been declared and paid on all the shares of Senior Preferred Stock at the dividend rate based on the Applicable Percentage, to the maximum extent, if any, permitted by such Indenture Limitation, the Applicable Percentage for the Dividend Payment Date immediately following the Triggering Dividend Payment Date for each Series of Senior Preferred Stock other than the Series B Stock shall equal the rate of fourteen and three fourths percent (14 3/4%) until the earliest of (a) the first Dividend Payment Date for which an Indenture Limitation shall be in effect whereby the Company is not permitted to pay any cash dividends on the shares of Senior Preferred Stock, (b) the first Dividend Payment Date for which an Indenture Limitation shall be in effect whereby cash dividends shall have been declared and paid to all of the shares of Senior Preferred Stock at the dividend rate based on the then Applicable Percentage to the maximum extent permitted by such Indenture Limitation and (c) the first Dividend Payment Date for which cash dividends shall have been declared and paid in full on all of the shares of Senior Preferred Stock at the dividend rate based on the then Applicable Percentage. Following the earliest of (a), (b) or (c) above, the Applicable Percentage shall be eight percent (8%). Notwithstanding the foregoing, if the Company shall for any reason (including by reason of a prohibition of applicable law) fail to redeem any shares of Senior Preferred Stock (including the Series B Stock) on the applicable Senior Preferred Mandatory Redemption Date pursuant to the applicable provisions of article 5 hereof, the Applicable Percentage from such date shall equal to the rate of fourteen and three fourths percent (14 3/4%) until such shares of Senior Preferred Stock shall be redeemed in full pursuant to article 5 hereof.

2.3. Definitions of "Dividend Payment Date" and "Business Day". Dividends on the Senior Preferred Stock shall be payable on the fifteenth
         (15th) day of each month of May and November or, if any such day is not a Business Day (as defined below), then on the next succeeding Business Day (each a "Dividend Payment Date"), commencing on the first Dividend Payment Date in the year nineteen hundred and ninety seven (1997) following the Initial Issuance Date. "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, United States of America, or the Netherlands Antilles are authorized or required to remain closed.

2.4. Accrual and Cumulation of Dividends; Holders of Record Entitled Thereto. Dividends on the Senior Preferred Stock shall accrue and be cumulative from the respective Initial Issuance Date. Each such dividend shall be paid to the holders of record of Senior Preferred Stock as they appear on the Register on such record date, not more than sixty (60) days nor fewer than ten (10) days preceding the Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall be paid to the holders of the respective

                                    --34--


         Series of Senior Preferred Stock concurrently.

2.5. Proration of Partial Dividends. If dividends are not paid in full or declared upon the shares of Senior Preferred Stock, all such dividends declared upon shares of Senior Preferred Stock shall be paid or declared pro rata among the shares of Senior Preferred Stock.

 2.6. Accrual of Dividends and Related Terms. Dividends on the shares of Senior Preferred Stock shall accrue whether or not earned or declared and whether or not assets of the Company are legally available therefor, and the terms "accrued dividends", "dividends accrued" and "dividends in arrears" shall be deemed to refer to an amount which shall be equal to dividends thereon at the dividend rate per share of Senior Preferred Stock for the applicable period, whether or not earned or declared and whether or not assets for the Company are legally available therefor, less the amount of all such dividends paid, or declared in full and sums set aside for the payment thereof.

2.7. Computation of Dividends with Respect to Portions of Annual Dividend Periods. Dividends payable on the shares of Senior Preferred Stock for any period less than a full annual dividend period shall be computed on the basis of a three hundred and sixty (360) day year of twelve (12) months of thirty (30) days and the actual number of days elapsed in the period for which such dividends are payable.

2.8. Certain De Minimis Cash Amount Dividends. If the Cash Amount (as defined in paragraph 2.9 of this article 16) is equal to or less than Fifty Thousand United States Dollars ($50,000.00) on any Dividend Payment Date payment of dividends in cash in such Cash Amount shall not be required, but such dividends shall be subject to paragraph 2.6 of this article 16.

2.9. Amount of Dividends in Certain Circumstances; Definitions of "Cash Amount", "Unpaid Dividend Amount", "Unpaid Dividend Account", "Indenture Limitation" and "Senior Notes Indenture". If on any Dividend Payment Date an Indenture Limitation (as defined below) shall be in effect, the Company shall determine the amount, if any, of dividends on the Senior Preferred Stock for such Dividend Payment Date that the Company shall be permitted to pay in cash consistent with the Indenture Limitation (the "Cash Amount"). The amount of dividends payable on such Dividend Payment Date minus the Cash Amount is hereinafter referred to as the "Unpaid Dividend Amount". The dividends payable on such Dividend Payment Date shall be payable: (i) as to the Cash Amount, in cash and (ii) as to the Unpaid Dividend Amount, by recording on the books of the Company the Unpaid Dividend Amount per share of Senior Preferred Stock in an account

                                    --35--


         set up for such recordation (the "Unpaid Dividend Account"). In addition, if with respect to any Dividend Payment Date cash dividends shall not be declared and paid in full on all the shares of Senior Preferred Stock other than pursuant to an Indenture Limitation, the Unpaid Dividend Amount per share of Senior Preferred Stock shall be increased by the amount of cash dividends not so declared and paid in full in the Unpaid Dividend Account. For the purpose hereof, an "Indenture Limitation" shall be deemed to be in effect on any date to the extent that on such date any Section of the Senior Notes Indenture shall prohibit or make impossible the payment of cash dividends on the Senior Preferred Stock on such date. The "Senior Notes Indenture" means that certain indenture pursuant to which the Senior Notes are issued as such indenture is in effect as of the date on which it is executed.

2.10. Certain Procedures in Connection with Unpaid Dividend Amounts. If it shall be necessary to record an Unpaid Dividend Amount in the Unpaid Dividend Account, the Company shall give notice to each Senior Holder as promptly as practicable following the date on which the Company first becomes aware that it will be so necessary or that it will be or has been effected, as the case may be, but such notice shall in any event be given no later than the applicable Dividend Payment Date. The President and the most senior financial officer of the Company, with such title as may be conferred in paragraph 1 of article 10 hereof, shall sign such notice on behalf of the Company. Such notice shall state:

         (i) the reason for such recordation of an Unpaid Dividend Amount, including, if applicable, that an Indenture Limitation is in effect with respect to the applicable Dividend Payment Date;

         (ii) the applicable Cash Amount, if any, with respect to such Indenture Limitation;

         (iii) the Unpaid Dividend Amount with respect to such Indenture Limitation;

         (iv) if with respect to any Dividend Payment Date cash dividends shall not be declared and paid in full on all the shares of Senior Preferred Stock other than to the extent authorized in connection with such Indenture Limitation, the amount by which cash dividends shall not have been so declared and paid in full; and

         (v) (a) the nature of any amendment or other modification of the Senior Notes Indenture since the Initial Issuance Date or since any previous notice given pursuant to this clause (v) (enclosing a copy of the same) and (b) that since the Initial Issuance Date there has not been any amendment or other modification of

                                    --36--


                  the Senior Notes Indenture that would create any greater limitation than the Indenture Limitation on the payment of cash dividends on the Senior Preferred Stock.

3.       Other Dividends.

3.1.     Dividends on Series D Stock. After application of paragraph 2 of this article 16, the holders of shares of Series D Stock shall be entitled to receive from the profit of any year as determined in accordance with paragraph 1 of this article 16, a non-cumulative dividend equal to two percent (2%) of the par value of their shares, and an amount of profits equal to the amount thereof shall be attributed to a Series D Stock profit reserve account held for such purpose by the Company for the Series D Stock or paid out to the holders of such shares at their request (the "Mandatory Series D Stock Profit Allocation").

3.2.     Dividends on Series E Stock. After application of paragraphs 2 and
         3.1 of this article 16, the holders of shares of Series E Stock shall be entitled to receive from the profit of any year as determined in accordance with paragraph 1 of this article 16, a non-cumulative dividend equal to two percent (2%) of the par value on their shares, and an amount of profits equal to the amount thereof shall be attributed to a Series E Stock profit reserve account held for such purpose by the Company for the Series E Stock or paid out to the holders of such shares at their request (the "Mandatory Series E Stock Profit Allocation").

3.3.     Dividends on Common Stock. After application of paragraphs 2, 3.1 and
         3.2 of this article 16, the holders of shares of Common Stock shall be entitled to receive from the profit of any year as determined in accordance with paragraph 1 of article 16, a non-cumulative dividend equal to two percent (2%) of the par value on their shares and an amount of profits equal to the amount thereof shall be attributed to a Common Stock profit reserve account held for such purpose by the Company for the Common Stock or paid out to the holders of such shares at their request (the "Mandatory Common Stock Profit Allocation").

3.4. Definition of "Mandatory Other Capital Stock Profit Allocation" and Computation thereof. The Mandatory Series D Stock Profit Allocation, the Mandatory Series E Stock Profit Allocation and the Mandatory Common Stock Profit Allocation shall together hereinafter be referred to as the "Mandatory Other Capital Stock Profit Allocation". The Mandatory Other Capital Stock Profit Allocation, and dividends payable with respect thereto, for any period less than a full annual dividend period shall be computed on the basis of a three hundred sixty (360) day year of twelve (12) months of thirty (30) days

                                    --37--


         months and the actual number of days elapsed in the period for which such dividends are payable.

4. Application of General Reserves. The balance after application of paragraph 2 of this article 16 may be distributed by the Board of Directors at its discretion, but only to the holders of Senior Preferred Stock in proportion to the number of shares of Series of Senior Preferred Stock outstanding. In the event that no shares of Senior Preferred Stock are outstanding, the balance shall be distributed to the holders of shares of Series D Stock, Series E Stock and Common Stock in proportion to the number of shares of such series or class outstanding, in accordance with the preference as set forth in paragraph 4 of article 3. In the event that no shares of Preferred Stock are outstanding, the balance shall be distributed to the holders of shares of Common Stock in proportion to the number of shares of Common Stock outstanding.

5. Certain Effects of Losses. In the event that the profit and loss account shows a loss for any given year, which loss cannot be covered by the reserves or compensated in another manner, no profit shall be distributed in any subsequent year, as long as the loss has not been recovered; provided, however, that such recovery shall not affect the cumulative preference of the Senior Preferred Stock or the application of paragraph 2.6 of this article 16.

6. Reserve Accounts. As long as any shares of Senior Preferred Stock are outstanding, the shares of Series D Stock, Series E Stock and Common Stock shall not be entitled to any distributions out of the Company's reserve accounts, including any general reserve accounts or additional paid in capital reserve accounts, other than the Mandatory Other Stock Profit Allocation accounts, unless the holders of Senior Preferred Stock have approved the same in a Series meeting or by written consent (as described in paragraph 5 of article 18 hereof).

          AMENDMENT OF THE ARTICLES OF INCORPORATION; DISSOLUTION AND
        LIQUIDATION OF THE COMPANY; PROHIBITION AGAINST CERTAIN ACTIONS
                 ADVERSE TO SENIOR PREFERRED STOCK ARTICLE 17

1. Resolutions to Amend Articles of Incorporation or to Dissolve Company. Resolutions to amend these Articles of Incorporation or to dissolve the Company may only be taken in a General Meeting by at least a three fourths (3/4ths) majority of votes cast at which meeting at least two thirds (2/3rds) of the outstanding voting capital is represented.

                                    --38--



2. Second Meeting in Certain Circumstances. If the required issued capital is not represented at said meeting, a second meeting shall be convened, to be held within two (2) months after the first meeting, at which second meeting valid resolutions may then be taken with a three fourths (3/4ths) majority of votes cast, irrespective of the issued and outstanding voting capital represented.

3. Prohibition Against Certain Actions Adverse to Senior Preferred Stock. Notwithstanding the provisions of Article 93A of the Netherlands Antilles Commercial Code, the General Meeting shall not, without the affirmative vote of the holders of at least fifty one percent (51%) of shares of each Series of Senior Preferred Stock then outstanding (i) (a) create any class or series of shares ranking senior to or in parity with the Senior Preferred Stock, either as to dividends or upon liquidation, (b) amend, alter or repeal any of the provisions of these Articles of Incorporation so as to affect adversely the preferences, rights or powers of the shares of such Series of Senior Preferred Stock or the holders thereof, or (c) authorize any reclassification of the shares of such Series of Senior Preferred Stock or (ii) increase the authorized capital of the Company by an increase of the number of shares of Senior Preferred Stock. So long as any shares of any Series of Senior Preferred Stock are issued and outstanding, the Company shall not without the prior approval of holders of a majority of the shares of such Series, take any actions which will adversely affect the preferences, priorities, rights or powers of the Senior Preferred Stock or the holders thereof.

4. Procedures for Liquidation. In the event of dissolution of the Company, the liquidation shall take place under such provisions, if any, as the General Meeting shall determine with due observance of the remaining paragraphs of this article 17.

5. Allocation of Profits. If the profit and loss account covering the financial year, closing as on the date of the dissolution of the Company shows a profit, this profit shall be allocated in conformity with the provisions of article 16 hereof.

6. Liquidation Event--Definition and Allocation to Senior Preferred Stock. In case of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise (a "Liquidation Event"), the holder of each share of Senior Preferred Stock shall be entitled to receive, out of the assets of the Company available for distribution to its shareholders, in cash, (i) the amount of the Liquidation Preference for such share, plus (ii) the aggregate per share Unpaid Dividend Amount in the Unpaid Dividend Account therefor and (iii) an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution to the extent that such accrued and unpaid dividends have not already been recorded in the Unpaid Dividend Account therefor, before any

                                    --39--


         distribution shall be made to the holders of any class or series of shares of the Company other than each of the Series of Senior Preferred Stock. Any distributions made to the holders of Senior Preferred Stock under this article 17 shall be made with respect to the shares of Series Preferred Stock concurrently.

7. Liquidation Event--Proration among Shares of Senior Preferred Stock. In the event of any Liquidation Event, if the assets distributable among the holders of the shares of Senior Preferred Stock of any Series are insufficient to permit the payment in full to the Senior Holders, the entire assets of the Company so distributable shall be distributed ratably among the Senior Holders (without regard to Series) in proportion to the respective amounts that would be payable per share of Senior Preferred Stock if such assets were sufficient to permit payment in full.

8. Liquidation Event--Allocation to Series D Stock. After giving effect to due observance of the provisions of the preceding paragraphs 6 and 7 of this article 17, in case of a Liquidation Event, the holders of Series D Stock shall be entitled to receive, out of the assets of the Company available for distribution to its shareholders, in cash, per share (i) the amount of the Liquidation Preference for such share, plus (ii) the aggregate amount equal to all dividends accrued and unpaid on each such share, if any, before any distribution shall be made to the holders of any other class or series of shares of the Company (other than Series A Stock, Series B Stock and Series C Stock).

9. Liquidation Event--Allocation to Series E Stock. After giving effect to due observance of the provisions of the preceding paragraphs 6, 7 and 8 of this article 17, in case of a Liquidation Event, the holders of Series E Stock shall be entitled to receive, out of the assets of the Company available for distribution to its shareholders, in cash, per share (i) the amount of the Liquidation Preference for such share, plus (ii) the aggregate amount equal to all dividends accrued and unpaid on each such share, if any, before any distribution shall be made to the holders of any shares of any other class or series of shares of the Company (other than Series A Stock, Series B Stock, Series C Stock and Series D Stock).

10. Liquidation Event--Allocation to Common Stock. After giving effect to due observance of the provisions of the preceding paragraphs 6, 7, 8 and 9 of this article 17, in case of a Liquidation Event, the holders of Common Shares shall be entitled to receive the balance available for distribution with respect to the capital stock of the Company which shall be distributed to the holders of Common Stock in proportion to the number of shares of Common Stock issued and outstanding.

                                    --40--


11. Liquidation Event--Maintenance of Books and Records. During a period of ten (10) years after the end of the liquidation relating to the Liquidation Event, the books and records of the Company shall remain in the custody of the person designated for that purpose by the General Meeting.

                    SEPARATE MEETINGS OF SERIES OF SHARES;
                           ACTION BY WRITTEN CONSENT
                                  ARTICLE 18

1. General. Separate meetings of the holders of any series or class of shares can be held and may be convened by the Board of Directors and, as to meetings of the holders of the respective series or classes of Preferred Stock or Common Stock, by the holders of ten percent (10%) of any shares of such series or class issued and outstanding ("series meeting").

2. Convocation. A convocation of such separate meeting shall be given by means of a written notice mailed not fewer than ten (10) days and no more than sixty (60) days prior to the date of the meeting to the address of each holder of a series or class of shares, appearing in the Register.

3. Agenda. The notice shall contain the agenda of the meeting or shall state that it may be examined by the holders of such series or class of shares for inspection at the registered office of the Company.

4. Separate Meeting in Determination of Board of Directors. Separate meetings may also be held as often as the Board of Directors deems necessary.

5. Resolutions Outside Meetings by Written Consent for a Series of Stock only; Records. Resolutions of holders of a series or class may also be adopted by written consent (without recourse to a separate meeting of holders of a series or class as provided herein), provided (i) all holders of shares of such series or class have had an opportunity to express themselves in connection with such action by written consent and (ii) such expression is made in writing. The Board of Directors shall keep a record of the resolutions thus made by written consent. Each of the holders of a series or class must procure that the Board of Directors is informed in writing of the resolutions made by written consent as soon as possible. The records of the Company shall be deposited at the offices of the Company for inspection by the shareholders. Upon request each of them shall be provided with a copy or an extract of such record at not more that the actual costs.

                                    --41--


6. Application of Provisions of Articles of Incorporation and Laws. All the provisions of these Articles of Incorporation and the laws of the Netherlands Antilles as to General Meetings, in as far as possible, apply to separate meetings, except as otherwise specifically provided in this article 18.

        CERTAIN PROVISIONS RELATING TO PAYMENTS WITH RESPECT TO STOCK:
     ADDITIONAL AMOUNTS AND REIMBURSEMENTS WITH RESPECT TO CERTAIN TAXES
                     AND MECHANICS OF PAYMENTS ARTICLE 19

1. Payments with Respect to Senior Preferred Stock Free and Clear of Certain Taxes; Payment of "Additional Amounts". All payments made by the Company with respect to the Senior Preferred Stock (including, to the extent applicable, the payment of dividends, Senior Preferred Redemption Price and Liquidation Preference and delivery of Received Series B Exchange Equity) shall be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge, including penalties, interest, and any other liabilities related thereto ("Taxes"), imposed or levied by or on behalf of the Netherlands Antilles or any political subdivision or any taxing authority thereof or therein, unless the Company is required to withhold or deduct such Taxes by law or by the interpretation or administration thereof. If the Company is required to withhold or deduct any amount for or on account of such Taxes from any payment made with respect to the Senior Preferred Stock, the Company shall pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Senior Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount that the Senior Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts shall be payable with respect to a payment made to a Senior Holder (an "Excluded Holder") (i) with respect to any Taxes which would not have been so imposed but for the existence of any present or former connection (other than the mere holding of Senior Preferred Stock or the receipt of payments with respect thereto) between such Senior Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such Senior Holder, if such Senior Holder is an estate, a trust, a partnership or a corporation or other company) and the Netherlands Antilles or any political subdivision or taxing authority thereof or therein, as the case may be, including such Senior Holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or having been or being present therein or having, or having had, a permanent establishment therein; (ii) with respect to any estate, inheritance, gift, sales, transfer or personal property tax or any similar taxes; or (iii) with respect to

                                    --42--


         any taxes that would not have been imposed, due or payable but for a failure by the Senior Holder to comply with a request by the Company to satisfy any certification, identification or other reporting requirements whether imposed by statute, regulation, treaty or administrative practice concerning nationality, residence in or connection with the Netherlands Antilles; nor shall Additional Amounts be paid with respect to any payment on Senior Preferred Stock to a Senior Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that such payment would be required to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Senior Holder. The Company shall also, in accordance with applicable law, make such withholding or deduction and remit the full amount deducted or withheld to the relevant taxing authority. The Company shall furnish to the Senior Holders, within thirty (30) days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company.

2. Related "Reimbursement Payments". In addition to the obligation to pay Additional Amounts, the Company shall indemnify and hold harmless each Senior Holder (other than an Excluded Holder) and will, upon written request of each Senior Holder (other than an Excluded Holder) and, provided that reasonable supporting documentation is provided, reimburse ("Reimbursement Payments") each such Senior Holder for the amount of (1) any Taxes so levied or imposed and paid by such Senior Holder as a result of payments made with respect to the Senior Preferred Stock, and (2) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (1), so that the net amount received by such Senior Holder after such reimbursement will not be less than the net amount the Senior Holder would have received if Taxes on such reimbursement had not been so imposed.

3. Certification as to Additional Amounts; Certain Mentions Deemed to Include Mention to Additional Amounts and Reimbursement Payments. At least thirty (30) days prior to each date on which any payment with respect to the Senior Preferred Stock is due and payable, if the Company will be obligated to pay Additional Amounts with respect to such payment, the Company shall deliver to each Senior Holder entitled to such payment of Additional Amounts a certificate of the Company signed on behalf of the Company by the president thereof or a Vice-President thereof stating that such Additional Amounts will be payable. Whenever the payment of par value, dividends, Senior Preferred Redemption Price or any other amount payable with respect to any Senior Preferred Stock is mentioned herein, such mention shall be deemed to include mention of the payment of

                                    --43--


         Additional Amounts and Reimbursement Payments to the extent that, in such context, Additional Amounts and Reimbursement Payments were or would be payable in respect thereof.

4. Application to Other Shareholders of Provisions as to Taxes. The provisions of paragraphs 1, 2 and 3 of this article 19 shall equally apply to the holders of Series D Stock, Series E Stock and Common Stock, mutatis mutandis, excluding any such holder that would be an Excluded Holder, mutatis mutandis, with respect thereto; provided, however, that any payment that would be made to any such holder pursuant to such equal application, shall not be made if at the time of such payment any share of Senior Preferred Stock shall be outstanding or any amount shall remain unpaid with respect to any such share; provided further, however, that any payment not made to a holder of Series D Stock, Series E Stock or Common Stock by reason of the preceding proviso shall be payable to such holder (on a pro rata basis with any other similarly situated holder to the extent of funds available therefor) immediately after no shares of Senior Preferred Stock shall be outstanding and no amount shall remain unpaid with respect to any such share, and the amount of such payment so deferred shall bear interest (payable on a pro rata basis as aforesaid) at the rate described in the last sentence of paragraph 2.2 of article 16 hereof; provided further, however, that no recordation by the Company of any such payment so deferred or any such interest shall be treated as a debt or an obligation to which any payment with respect to any Senior Preferred Stock shall be junior or subordinated or shall reduce any amount for payment with respect to any Senior Preferred Stock.

5. Payments to Shareholders. Payments provided for herein to a shareholder, including, to the extent applicable, of the payment of dividends, Senior Preferred Redemption Price, Liquidation Preference, Additional Amounts and Reimbursement Payments and delivery of Received Series B Exchange Equity, shall be made to such shareholder as follows: (i) if such holder shall have specified to the Company by notice that such shareholder wishes to receive payments by wire transfer and shall have specified a bank account for such purpose, by wire transfer of immediately available funds to such account; and
         (ii) in all other cases, by check mailed to such shareholder's address for notices as specified herein.